Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

Double-Digit Annual Revenue Growth in Both Segments, Surpassing Full Year Outlook

Acquired Publishing & Recorded Rights of Legendary Artists and Emerging Talent Across Genres

Fiscal 2025 Financial Outlook Expects Mid-Single Digit Revenue and Adjusted EBITDA Growth at the Mid-Point

May 30, 2024, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the fourth quarter and full year for fiscal 2024 ended March 31, 2024.

Fiscal Year 2024 Highlights:

•	Revenue of $144.9 million, increased 14% organically, or 18% including acquisitions year-over-year
o	Music Publishing Revenue increased 15% year-over-year
o	Recorded Music Revenue increased by 22% year-over-year
•	Operating Income of $24.6 million, an increase of 17% year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $49.6 million, an increase of 15% year-over-year
•	Net Income $0.8 million, or $0.01 per diluted share, 3 cents below the prior year period
•	Adjusted EBITDA of $55.6 million, up 20% year-over-year
•	Executed publishing deals with rock legend Joe Walsh and viral rapper Armani White
•	Signed songwriting and producing talents Steph Jones, Rob Ragosta, Willy Will Yanez, and Jonah Summerfield
•	Acquired catalogs of four of the founding members of R&B pioneers The Spinners, Latin music icon Rudy Perez, and multi-Platinum hip-hop producer Mannie Fresh
•	Continued expansion into emerging markets with new investments including Lebanese star and “Queen of Arab Pop” Nancy Ajram, Egyptian content production and distribution company RE Media, Egyptian rap duo El Sawareekh, and Saudi Arabian hip-hop label Mashrex

Fourth Quarter 2024 & Recent Highlights:

•	Revenue of $39.1 million, increased 8% organically, or 12% including acquisitions year-over-year
o	Music Publishing Revenue increased 14% year-over-year
o	Recorded Music Revenue increased by 3% year-over-year
•	Operating Income of $8.8 million, increased 2% year-over-year
•	OIBDA of $15.1 million, an increase of 5% year-over-year
•	Net Income of $2.9 million versus $2.3 million in the year ago period, or $0.04 per diluted share
•	Adjusted EBITDA of $16.0 million, an increase of 6% year-over-year
•	Announced publishing deals with American rock band Kings of Leon and indie-rock singer-songwriter Katie Pruitt
•	Acquired the catalog of 2Pac collaborator Big D Evans
•	Celebrated the 35th anniversary of De La Soul’s groundbreaking album 3 Feet High and Rising

Management Commentary:

“Our fiscal year 2024 was hallmarked by many important milestones with the additions of several award-winning and legendary artists and songwriters to our roster, culminating in record-setting total revenue and total operating income for the full year. We furthered our commitment to holding a diversified portfolio of assets, demonstrated by our publishing deals with rock legend Joe Walsh, Lebanese star and “Queen of Arab Pop” Nancy Ajram, and Latin music icon Rudy Perez. Concurrently, we signed deals with chart-topping songwriters, including Steph Jones whose co-write “Espresso” by Sabrina Carpenter went to #1 in the U.K. and #4 in the U.S., and Rob Ragosta whose cross-genre hit co-write “Need a Favor” by Jelly Roll became the first song ever to reach the Top 10 on both the Billboard Country Airplay chart and the Mainstream Rock Airplay chart. The broad reach of our assets, combined with our value enhancement across platforms, allows us to continue building upon our success as a leading independent music company,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media.

Khosrowshahi continued, “We are entering fiscal year 2025 with a strong financial foundation and a robust portfolio of assets, with a focus on driving organic growth and capitalizing on the changing landscape and projected growth of the music industry. We will continue to make investments in artificial intelligence and machine learning to support a deeper understanding of our data and usage trends to better capture additional revenue and improve marketing and licensing efficiencies across our organization. We will continue to partner with our roster of award-winning creators to bring their bodies of work to listeners around the world and look forward to playing an important role in the future of music.”

Fourth Quarter & Fiscal Year 2024 Financial Results

Summary Financials	Q4’24	Q4’23	Change	FY24	FY23	Change
Total Revenue	$39.1	$34.8	12%	$144.9	$122.3	18%
Music Publishing Revenue	$26.4	$23.2	14%	$96.2	$83.8	15%
Recorded Music Revenue	$11.2	$10.8	3%	$42.4	$34.8	22%
Operating Income	$8.8	$8.6	2%	$24.6	$21.1	17%
OIBDA	$15.1	$14.4	5%	$49.6	$43.1	15%
Net Income	$2.9	$2.3	22%	$0.8	$2.8	(70)%
Adjusted EBITDA	$16.0	$15.2	6%	$55.6	$46.3	20%

(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Total Revenue in the fourth quarter of fiscal 2024 increased 12% to $39.1 million, compared to $34.8 million in the fourth quarter of fiscal 2023. The increase was primarily driven by strong growth in both segments, highlighted by 14% growth in the Music Publishing segment, inclusive of the acquisitions of various catalogs. Total Revenue for fiscal 2024 increased 18% to $144.9 million, compared to $122.3 million in fiscal 2023. The year-over-year improvement was driven by growth in both the Music Publishing and Recorded Music segments, which saw growth of 15% and 22%, respectively.

Operating Income in the fourth quarter of fiscal 2024 was $8.8 million, an increase of 2% compared to Operating Income of $8.6 million in the fourth quarter of fiscal 2023. OIBDA in the fourth quarter of fiscal 2024 increased 5% to $15.1 million, compared to $14.4 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of fiscal 2024 was $16.0 million, compared to $15.2 million last year. The increases in Operating Income, OIBDA, and Adjusted EBITDA in the fourth quarter were primarily driven by strong revenue and gross margin results in both segments. These gains were partially offset by higher administration expenses impacting all three amounts, with increased depreciation and amortization expense further impacting Operating Income, compared to the year ago period. Operating Income in fiscal 2024 was $24.6 million, an increase of 17% compared to Operating Income of $21.1 million in fiscal 2023. OIBDA in fiscal 2024 increased 15% to $49.6 million, compared to $43.1 million in the prior year. Adjusted EBITDA in fiscal 2024 increased 20% to $55.6 million, compared to $46.3 million last year. The increase in Operating Income, OIBDA, and Adjusted EBITDA for the year was driven by higher revenues across the business and effectively managing operating expenses. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to Operating Income and Net Income, respectively.

Net Income in the fourth quarter of fiscal 2024 was $2.9 million, or $0.04 per share, compared to a Net Income of $2.3 million, or $0.04 per share, in the year ago quarter. The increase in Net Income for the fourth quarter was driven by higher revenue and gain on fair value of interest rate swaps partially offset by higher administration expenses, income tax expense, interest expense and amortization expense versus the fourth quarter of fiscal 2023. Net Income in fiscal year 2024 was $0.8 million, or $0.01 per diluted share, compared to a Net Income of $2.8 million, or $0.04 per share, in fiscal year 2023. The year-over-year decline in net income was largely due to loss on fair value of interest rate swaps, $2.7 million for the write-off of recoupable legal expenses and attorneys’ fees and increased interest expense but was partially offset by a decrease in income tax expense and improved operating income.

Fourth Quarter & Fiscal Year 2024 Segment Review

Music Publishing	Q4’24	Q4’23	Change	FY24	FY23	Change
Revenue by Type
Digital	$13.0	$11.7	11%	$51.6	$44.1	17%
Performance	$7.5	$4.3	73%	$22.8	$16.7	36%
Synchronization	$3.6	$4.2	(14)%	$15.1	$15.6	(3)%
Mechanical	$1.2	$1.4	(11)%	$3.4	$3.5	(2)%
Other	$1.0	$1.5	(35)%	$3.3	$3.9	(17)%
Total Revenue	$26.4	$23.2	14%	$96.2	$83.8	15%
Operating Income	$4.3	$4.2	1%	$9.9	$8.7	14%
OIBDA	$9.2	$8.6	7%	$28.9	$25.2	15%

(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Music Publishing Revenue in the fourth quarter of fiscal 2024 was $26.4 million, an increase of 14% compared to $23.2 million in last year’s fourth quarter. The increase in Revenue was largely driven by higher Performance and Digital revenue types partially offset by lower Synchronization, Mechanical and Other Revenue. Music Publishing Revenue in fiscal 2024 was $96.2 million, representing an increase of 15% compared to $83.8 million in fiscal 2023. Growth for the year was driven by strong results within the Digital and Performance revenue streams partially offset by decreases in Synchronization and Other Revenue.

In the fourth quarter of fiscal 2024, Music Publishing OIBDA increased 7% to $9.2 million, compared to $8.6 million in the fourth quarter of fiscal 2023. During fiscal 2024, Music Publishing OIBDA increased 15% to $28.9 million, compared to $25.2 million in fiscal 2023. Music Publishing OIBDA margin in the fourth quarter decreased from 37% to 35%. Music Publishing OIBDA margin in fiscal 2024 was flat year-over-year at 30%.

Recorded Music	Q4’24	Q4’23	Change	FY24	FY23	Change
Revenue by Type
Digital	$7.4	$6.8	9%	$26.9	$23.0	17%
Physical	$1.8	$2.8	(34)%	$8.9	$6.0	49%
Neighboring Rights	$1.0	$0.9	17%	$3.6	$3.1	17%
Synchronization	$0.9	$0.4	147%	$2.9	$2.8	5%
Total Revenue	$11.2	$10.8	3%	$42.4	$34.8	22%
Operating Income	$4.1	$4.2	(2)%	$13.2	$11.5	15%
OIBDA	$5.5	$5.5	(1)%	$19.1	$17.0	13%

(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Recorded Music Revenue in the fourth quarter of fiscal 2024 was $11.2 million, an increase of 3% compared to $10.8 million in last fiscal year’s fourth quarter. Recorded Music revenue in fiscal 2024 was $42.4 million, an increase of 22% compared to $34.8 million in fiscal 2023. Growth in both periods was driven by strong results within Digital revenue as streaming across platforms globally continues to be a tailwind, offset by a weaker fourth quarter in Physical revenue.

In the fourth quarter of fiscal 2024, Recorded Music OIBDA was primarily flat at $5.5 million versus the year ago period. During fiscal 2024, Recorded Music OIBDA increased 13% to $19.1 million, compared to $17.0 million in fiscal 2023. Recorded Music OIBDA margin in the fourth quarter decreased from 51% to 49%, and in fiscal 2024 decreased from 49% to 45%. The decrease in the fourth quarter and fiscal 2024 OIBDA margins was driven by lower overall operating income because of higher administrative expenses and cost of revenue, partially offset by higher revenues.

Balance Sheet and Liquidity

During fiscal 2024, cash provided by operating activities was $36.2 million, an increase of $5.0 million compared to the same period last year. The increase in cash provided by operating activities was primarily attributable to a decrease in net cash used for working capital, primarily related to royalty advances (net of recoupments), accounts receivable and the timing of payments of accounts payable and accrued liabilities.

As of March 31, 2024, Reservoir had cash and cash equivalents of $18.1 million and $114.2 million available for borrowing under its revolving credit facility, for total available liquidity of $132.3 million. Total debt was $330.8 million (net of $5.0 million of deferred financing costs) and Net Debt was $312.7 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $14.9 million and $132.2 million available for borrowing under its revolving credit facility, for total available liquidity of $147.1 million as of March 31, 2023. Total debt was $311.5 million (net of $6.3 million of deferred financing costs) and Net Debt was $296.6 million as of March 31, 2023.

Fiscal Year 2025 Outlook

Reservoir initiated the following financial outlook range for fiscal year 2025, and expects the financial results for the year ending March 31, 2025, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$148M - $152M	4%
Adjusted EBITDA	$58M - $61M	7%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, commented, “The 2024 fiscal year was remarkable for Reservoir, highlighted by multiple unique opportunities to drive organic revenue generation through our value enhancement efforts. We executed several immediately accretive deals, while exercising prudent cost management despite an inflationary environment. For the 2025 fiscal year we expect to deliver record performance again, with 4% growth for Revenue and 7% growth for Adjusted EBITDA at the mid-point of our provided guidance range.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the fourth quarter and fiscal year ended March 31, 2024, and its business outlook at 10:00 a.m. EDT today, May 30, 2024. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, and Abu Dhabi. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir has grown to represent over 150,000 copyrights and 36,000 master recordings with titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards, and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions. Forward-looking statements in this press release relate to, among other things: Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2024 and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three and Twelve Months Ended March 31, 2024 versus March 31, 2023

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended March 31,			Fiscal Year Ended March 31,
	2024	2023	% Change	2024	2023	% Change
Revenues	$39,145,631	$34,810,636	12%	$144,855,690	$122,286,530	18%
Costs and expenses:
Cost of revenue	14,342,049	12,320,668	16%	55,478,286	47,986,130	16%
Amortization and depreciation	6,372,662	5,782,752	10%	24,985,688	22,074,897	13%
Administration expenses	9,667,044	8,136,538	19%	39,815,892	31,167,786	28%
Total costs and expenses	30,381,755	26,239,958	16%	120,279,866	101,228,813	19%

Operating income	8,763,876	8,570,678	2%	24,575,824	21,057,717	17%

Interest expense	(5,222,389)	(4,176,399)		(21,087,713)	(14,756,187)
Loss on early extinguishment of debt	-	-		-	(914,040)
(Loss) gain on foreign exchange	(32,006)	(68,508)		(101,834)	269,151
Gain (loss) on fair value of swaps	649,275	(1,558,125)		(1,124,770)	2,765,082
Other income (expense), net	(99,490)	(17,284)		(1,089,442)	(17,194)
Income before income taxes	4,059,266	2,750,362		1,172,065	8,404,529
Income tax expense	1,207,467	407,205		334,804	5,624,896
Net income	2,851,799	2,343,157		837,261	2,779,633
Net income attributable to noncontrolling interests	(56,527)	(10,305)		(192,324)	(240,432)
Net income attributable to Reservoir Media, Inc.	$2,795,272	$2,332,852		$644,937	$2,539,201

Earnings per common share:
Basic	$0.04	$0.04		$0.01	$0.04
Diluted	$0.04	$0.04		$0.01	$0.04

Weighted average common shares outstanding:
Basic	64,834,304	64,412,872		64,757,112	64,339,703
Diluted	65,600,530	65,046,639		65,255,901	64,833,207

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2024 versus March 31, 2023

(Unaudited)

(Expressed in U.S. dollars)

	March 31, 2024	March 31, 2023
Assets
Current assets
Cash and cash equivalents	$18,132,015	$14,902,076
Accounts receivable	33,227,382	31,255,867
Current portion of royalty advances	13,248,008	15,188,656
Inventory and prepaid expenses	6,300,915	5,458,522
Total current assets	70,908,320	66,805,121

Intangible assets, net	640,222,000	617,404,741
Equity method and other investments	1,451,924	2,305,719
Royalty advances, net of current portion	56,527,557	51,737,844
Property, plant and equipment, net	551,410	568,339
Operating lease right of use assets, net	6,988,340	7,356,312
Fair value of swap assets	5,753,488	6,756,884
Other assets	1,131,529	1,147,969
Total assets	$783,534,568	$754,082,929

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$9,015,939	$6,680,421
Royalties payable	40,395,205	33,235,235
Accrued payroll	2,043,772	1,689,310
Deferred revenue	1,163,953	2,151,889
Other current liabilities	7,313,615	10,583,794
Income taxes payable	439,152	204,987
Total current liabilities	60,371,636	54,545,636

Secured line of credit	330,791,607	311,491,581
Deferred income taxes	30,471,978	30,525,523
Operating lease liabilities, net of current portion	6,720,287	7,072,553
Fair value of swap liability	121,374	-
Other liabilities	572,705	785,113
Total liabilities	429,049,587	404,420,406

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,483	6,444
Additional paid-in capital	341,388,351	338,460,789
Retained earnings	15,397,657	14,752,720
Accumulated other comprehensive loss	(3,797,733)	(4,855,329)
Total Reservoir Media, Inc. shareholders' equity	352,994,758	348,364,624
Noncontrolling interest	1,490,223	1,297,899
Total shareholders' equity	354,484,981	349,662,523
Total liabilities and shareholders' equity	$783,534,568	$754,082,929

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2024 versus March 31, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2024	2023	2024	2023
Operating Income	$8,764	$8,571	$24,576	$21,058
Amortization and Depreciation Expense	6,373	5,783	24,986	22,075
OIBDA	$15,137	$14,354	$49,562	$43,133

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Music Publishing Segment Reporting Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2024 versus March 31, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2024	2023	2024	2023
Operating Income	$4,277	$4,219	$9,918	$8,692
Amortization and Depreciation Expense	4,946	4,391	18,966	16,521
OIBDA	$9,223	$8,610	$28,884	$25,213

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Recorded Music Segment Reporting Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2024 versus March 31, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2024	2023	2024	2023
Operating Income	$4,063	$4,153	$13,216	$11,489
Amortization and Depreciation Expense	1,403	1,367	5,925	5,463
OIBDA	$5,466	$5,520	$19,141	$16,952

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

Three and Twelve Months Ended March 31, 2024 versus March 31, 2023

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2024	2023	2024	2023
Net Income	$2,852	$2,344	$837	$2,780
Income Tax Expense	1,208	407	335	5,625
Interest Expense	5,223	4,176	21,088	14,756
Amortization and Depreciation	6,373	5,783	24,986	22,075
EBITDA	15,656	12,710	47,246	45,236
Loss on Early Extinguishment of Debt(a)	-	-	-	914
Loss (Gain) on Foreign Exchange(b)	32	69	102	(269)
(Gain) Loss on Fair Value of Swaps(c)	(649)	1,558	1,125	(2,765)
Non-cash Share-based Compensation(d)	847	794	3,387	3,203
Recoupable Legal Fee Write-off(e)	-	-	2,695	-
Other Income (Expense), Net(f)	99	17	1,089	17
Adjusted EBITDA	$15,985	$15,148	$55,644	$46,336

(a)	Reflects the loss on a portion of unamortized debt issuance costs in connection with the Second Amendment to the RMM Credit Agreement.
(b)	Reflects the loss or (gain) on foreign exchange fluctuations.
(c)	Reflects the non-cash (gain) or loss on the mark-to-market of interest rate swaps.
(d)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(e)	Reflects the write-off of recoupable legal expenses and attorneys’ fees. This non-recurring item relates to the resolution of a matter, which began in 2017, that was settled through mediation requiring Reservoir to expense legal fees from prior years that the Company had previously expected to recoup, resulting in a one-time write-off of $2,695 thousand.
(f)	Reflects non-cash impairment expense to write-down an equity investment to its estimated fair value.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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